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                                                                    EXHIBIT 23.6



[Goldman, Sachs & Co. letterhead]


June 18, 1998


Hyperion Software Corporation
900 Long Ridge Road
Stamford, Connecticut

     Re:  Joint Proxy Statement/Prospectus of Arbor Software
          Corporation and Hyperion Software Corporation and
          Registration Statement on Form S-4 of Arbor Software
          Corporation as filed on June 18, 1998

Gentlemen:

     Reference is made to our opinion letter dated May 25, 1998, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Hyperion Software Corporation ("Hyperion") of the exchange ratio of 0.95 shares of Common Stock, par value $.001 per share, of Arbor Software Corporation ("Arbor") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), among Arbor, HSC Merger Corp., a wholly-owned subsidiary of Arbor, and Hyperion.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Hyperion in connection with its consideration of the transaction contemplated by the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     We understand that Hyperion has determined to include our opinion in the above-referenced Joint Proxy Statement/Prospectus and Registration Statement. In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Merger" and "The Merger and Related Transactions -- Material Contacts and Board Deliberations -- Reasons for the Merger; Hyperion's Reasons for the Merger -- Opinion of Financial Advisor to Hyperion" and the inclusion of the foregoing opinion as Appendix C to the Joint Proxy Statement/Prospectus included in the above mentioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)